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                                                   EXHIBIT 21

Subsidiaries of Pinnacle Financial Services, Inc.:

- Forrest Holdings, Inc., a Nevada Corporation
- IndFed Mortgage Company, an Indiana Corporation
- IFB Investment Services, Inc., an Indiana Corporation
- Community Brokerage Services, Inc., an Indiana Corporation
- Pinnacle Bank, a Michigan State Banking Corporation